Exhibit 10.58

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO ITEM 601(b)(10)(iv) WHEREBY CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED: [***]

SECOND AMENDMENT TO SIGNATORY AGREEMENT
THIS SECOND AMENDMENT TO SIGNATORY AGREEMENT (this "Amendment") is entered into as of September 6, 2011, by and between Spirit Airlines, Inc., a company organized under the laws of the state of Delaware ("Carrier"), and U.S. Bank National Association as Member and Servicer ("Bank").
RECITALS
A. Bank and Carrier are parties to a Signatory Agreement (U.S. VISA and MasterCard Transactions) dated as of May 21, 2009 (as the same has been amended, restated or otherwise modified from time to time, the "Card Processing Agreement") pursuant to which Bank processes certain payments made to Carrier using Cards (as such term is defined in the Card Processing Agreement) bearing the servicemark of Visa International, Visa U.S.A. Inc. or MasterCard International Incorporated.
B. Carrier and Bank each desire to make certain changes to the Card Processing Agreement and have therefore agreed to enter into this amendment.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant and agree to be bound as follows:
Section 1. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the MTOS or the Card Processing Agreement, as each may be amended from time to time, unless the context shall otherwise require.
Section 2. Amendments. The Card Processing Agreement is hereby amended by as follows:
2.1 Term. Section 10 of the Signatory Agreement is amended and restated in its entirety to read as follows:
10. Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to Section 14 of the MTOS, shall continue until December 31, 2012; provided that this Agreement will automatically extend for successive terms of one (1) year each thereafter unless either party provides written notice to the other of its intent not to extend the Agreement for any such additional year by giving written notice of such determination at least ninety (90) days prior to the expiration of the then current term.

2.2 Exposure Protection Schedule. The Exposure Protection Schedule attached to the Card Processing Agreement is amended and restated in its entirety to read in the form attached hereto as Exhibit A. Any prior amendments to the Exposure Protection Schedule shall be deemed superseded by the Exposure Protection Schedule attached hereto.
Section 3. Representations and Warranties of Carrier. Carrier hereby represents and warrants to Bank that on and as of the date hereof and after giving effect to this Amendment:
3.1 All of Carrier's representations and warranties contained in the Card Processing Agreement are true, correct and complete in all respects as of the date hereof as though made on and as of such date; provided, that references in Section 9.1(e) of the MTOS to financial statements shall be to the most recent financial statements of such type delivered to Bank by Carrier.
3.2 Carrier has the power and legal right and authority to enter into this Amendment and has duly authorized as appropriate the execution and delivery of this Amendment and none of the agreements contained herein contravene or constitute a default under any agreement, instrument or indenture to which the Carrier is a party or a signatory or a provision of Carrier's Certificate or Articles of Incorporation or, to the best of the Carrier's knowledge, any other agreement or requirement of law, or result in the imposition of any lien on any of its property under any agreement binding on or applicable to Carrier or any of its property except, if any, in favor of Bank.
3.3 Carrier is duly organized and in good standing under the laws of the state of its organization and is qualified to do business in each state where the nature of its activities or the character of its properties makes such qualification necessary or desirable and the failure to so qualify would have a material adverse effect on the assets or operations of Carrier.
3.4 Upon the effective date of this Amendment, this Amendment and the Card Processing Agreement, as supplemented and amended hereby, will constitute the legal, valid and binding obligations of Carrier enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally, and to the exercise of judicial discretion in accordance with general principles of equity.
Section 4. Representations and Warranties of Bank. Bank represents and warrants to Carrier that Bank has full and complete power and authority to enter into and perform under this Amendment and has obtained, and there remain in effect, all necessary licenses, resolutions and filings which are necessary for Bank to perform its obligations under this Amendment.
Section 5. Ratification of Agreement; Acknowledgment. Except as expressly modified under this Amendment, all of the terms, conditions, provisions, agreements, requirements, promises, obligations, duties, covenants and representations of Carrier and Bank, respectively, under the Card Processing Agreement are hereby ratified by Carrier and Bank, respectively. All references contained in the Card Processing Agreement and the Schedules thereto to "Agreement" shall mean the Card Processing Agreement as supplemented and amended hereby.
Section 6. Effective Date. This Amendment shall become effective upon execution and delivery to Bank of duly executed counterparts hereof by Bank and Carrier.
Section 7. Merger and Integration, Superseding Effect. This Amendment, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto, and supersedes and has merged into it all prior oral and written agreements, on the same subjects by and between the parties hereto with the effect that this Amendment shall control with respect to the specific subjects hereof and thereof.
Section 8. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Minnesota.
Section 9. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which counterparts of this Amendment when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

CARRIER:

SPIRIT AIRLINES, INC.

By:	/s/ David Lancelot

Name:	David Lancelot

Title:	SVP & CFO

BANK:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Michael Kennedy

Name:	Michael Kennedy

Title:	Its Authorized Representative

Exhibit A
AMENDED AND RESTATED EXPOSURE PROTECTION SCHEDULE
(U.S. Transactions)

AMENDED AND RESTATED EXPOSURE PROTECTION SCHEDULE
This Amended and Restated Exposure Protection Schedule is to the Signatory Agreement dated as of May 21, 2009 by and among Spirit Airlines, Inc. ("Carrier") and U.S. Bank National Association, as "Member" and "Servicer" (as amended, together with the Master Terms of Service incorporated therein and all Schedules, Exhibits and other attachments to the Signatory Agreement and the Master Terms of Service, this or the "Agreement").

1.	Certain Definitions
All terms not otherwise defined herein that are capitalized and used herein shall have the meanings given to them in the Agreement. References to Sections in "this Agreement" or "the Agreement" mean any such Section in the MTOS. As used in this Exposure Protection Schedule, the following terms shall have the meanings indicated:
Aggregate Protection - The sum of (i) the Deposit, (ii) the amount remaining to be drawn upon any valid and outstanding Letter of Credit, and (iii) the proceeds of any previous draw on a Letter of Credit held by Servicer or Member and not applied to any Obligations or credited to the Deposit.
Carrier's Rights - Any and all rights that Carrier has or may at any time acquire in any Sales Records, any Deposit amount, any right to payment under the Agreement prior to the exercise of any setoff rights or net settlement hereunder, or from any third parties as a result of any Sales Records or Card sales arising under or relating to the Agreement.
[***]
[***]
Cash Operating Expenses - The amount of Operating Expenses as determined by GAAP during a given period, exclusive of any depreciation, amortization or other non-cash operating expenses.
[***]
Deposit - The aggregate of (a) Reserved Funds and (b) any cash remitted and pledged by Carrier to Member or Servicer or any other Secured Party pursuant to or in connection with the Agreement to secure the Obligations hereunder, and all additions to such aggregate made from time to time and all monies, securities, investments and instruments purchased therewith and all interest, profits and/or dividends accruing thereon and proceeds thereof. Separate Deposits may be maintained in the event there are multiple currencies, in such currencies.
[***]

General Triggering Event - Any of the following shall be a General Triggering Event:

(a)	the occurrence of an Insolvency Event;

(b)	excepting transactions as to which Servicer shall have given its prior written consent, the merger, consolidation or amalgamation of Carrier or entry by Carrier into any analogous reorganization, amalgamation or transaction with any unaffiliated corporation, company or other entity or as a result of which Carrier is not the surviving entity;

(c)	excepting transactions as to which Servicer shall have given its prior written consent, the sale, transfer, lease or other conveyance of all or substantially all of Carrier's assets;

(d)	excepting transactions as to which Servicer shall have given its prior written consent, any Person or group acquires or obtains beneficial ownership of securities (including options) having a majority of the ordinary voting power of Carrier or the directors of Carrier constituting that percentage necessary to approve corporate action not being either (i) current directors, (ii) directors designated or approved by such current directors or (iii) directors approved by such current or replacement directors;
(U.S. Transactions)

(e)	the occurrence of a material default under this Agreement; or

(f)	a Material Adverse Occurrence.
Gross Exposure - As defined in Section 8 of this Exposure Protection Schedule.
[***]
Letter of Credit - One or more valid and outstanding irrevocable standby letters of credit that are (i) issued for the benefit of all Secured Parties, (ii) in form and substance acceptable to Servicer, as determined by Servicer in its sole discretion, (iii) issued by a financial institution acceptable to Servicer, as determined by Servicer in its sole discretion and (iv) expressly accepted by Servicer or Member, as agent for all Secured Parties.
Lien - Any mortgage, pledge, security interest, encumbrance, lien, hypothec or charge of any kind (including any agreement to provide any of the foregoing), any conditional sale or other title retention agreement or any lease in the nature thereof, or any filing or agreement to file a financing statement as debtor on any property leased to any Person under a lease which is not in the nature of a conditional sale or title retention agreement.
[***]
Methodology - As defined in Section 3 of this Exposure Protection Schedule.
Obligations - All of Carrier's obligations under the Agreement whether now existing or hereafter arising, whether now existing or hereafter arising (including any of the foregoing obligations that arise prior to or after any Insolvency Event and any obligations arising pursuant to this Exposure Protection Schedule).
[***]
[***]
Rentals - For any applicable period, the amount paid by Carrier to rent aircraft under operating leases.
Required Amount - [***]
Secured Parties - Any of Servicer, Member, and each Association Obligor under the Signatory Agreement.
[***]

2.	Exposure Protection

(a)	Upon commencement of the Agreement, Member or Servicer may retain and hold all funds paid to Member by a Card Association on account of Sales Records submitted by Carrier to Servicer or Member as Reserved Funds until the amount of the Aggregate Protection equals the Required Amount, as determined in accordance with Sections 3 and 8 of this Exposure Protection Schedule. In lieu of retaining Reserved Funds, or in addition to retaining and holding Reserved Funds, Member or Servicer, in its sole discretion, may, based upon the Net Activity report delivered under Section 6.4 of the MTOS or other relevant documentary evidence, demand that Carrier, and Carrier shall upon such demand, remit to Servicer within two (2) Business Days of Servicer's demand immediately available funds to hold as the Deposit in an amount that when added to amounts (if any) retained and held by or on behalf of Member or Servicer as the Deposit causes the amount of the Aggregate Protection to equal the Required Amount. The Deposit amount shall be subject to adjustment as provided in Section 3 of this Exposure Protection Schedule. Member, Servicer or any Secured Party will hold the Deposit as security for the due and punctual payment of and performance by Carrier of the Obligations.

(U.S. Transactions)

(b)	To the extent Carrier has or may at any time acquire any rights in Carrier's Rights, Carrier grants to each of Servicer, Member, and all other Secured Parties a Lien on the Deposit and all other Carrier's Rights to secure the payment and performance by Carrier of all Obligations. Each Secured Party shall act as agent for all Secured Parties to the extent that any such Secured Party controls or possesses the Deposit or any collateral hereunder or is named as Secured Party on any filing, registration or recording. Carrier hereby acknowledges that notwithstanding the foregoing grant of a Lien, Reserved Funds represent only a future right to payment owed to Carrier under the Agreement, payment of which is subject to the terms and conditions of the Agreement and to Carrier's complete and irrevocable fulfillment of its obligations and duties under the Agreement and do not constitute funds of Carrier.

(c)	Carrier further agrees that during the term of the Agreement, Carrier shall not grant, or attempt to grant, to any other Person or suffer to exist in favor of any other Person any Lien or other interest in Carrier's Rights (if any) unless any such Lien or other interest and the priority thereof are subject to a subordination agreement in favor of Member, Servicer and all other Secured Parties and reasonably satisfactory to Servicer.

(d)	Carrier hereby acknowledges that Member and Servicer dispute the existence of any interest of Carrier in any rights to payment from Cardholders or Card Issuers arising out of the Sales Records and further acknowledges that to the extent it may have an interest therein, such interest is subordinate to the interests of the Secured Parties and of any of their respective subrogees.

(e)	Carrier will do all acts and things, and will execute, endorse, deliver, file, register or record all instruments, statements, declarations or agreements (including pledges, assignments, security agreements, financing statements, continuation statements, etc.) reasonably requested by Servicer, in form reasonably satisfactory to Servicer, to establish, perfect, maintain and continue the perfection and priority of the security interest and hypothec of Secured Parties in all Carrier's Rights and in all proceeds of the foregoing, as granted by Carrier pursuant to Section 2(b) and 2(d) of this Exposure Protection Schedule. Carrier will pay the reasonable costs and expenses of all filings and recordings, including taxes thereon or fees with respect thereto and all searches reasonably necessary or deemed necessary by Servicer, to establish and determine the validity and the priority of such security granted in favor of Servicer. Carrier hereby irrevocably appoints Servicer (and all persons, officers, employees or agents designated by Servicer), its agent and attorney-in-fact to do all such acts and things contemplated by this paragraph in the name of Carrier. Without limiting the foregoing, Carrier hereby authorizes Servicer to file one or more financing statements or continuation statements in respect hereof, and amendments thereto, relating to any part of the collateral described herein without the signature of Carrier. A carbon, photographic or other reproduction of the Agreement or of a financing statement shall be sufficient as a financing statement and may be filed in lieu of the original in any or all jurisdictions which accept such reproductions.

3.	Adjustments to Deposit

(a)	Servicer will use the Methodology described in Section 8 of this Exposure Protection Schedule (the "Methodology") to calculate Gross Exposure each Business Day. Carrier acknowledges that Servicer has explained to it and it understands Servicer's Methodology for determining Gross Exposure and the amount of the Aggregate Protection and hereby agrees to be bound by such Methodology and the determinations made by Servicer as a result thereof, absent manifest error. Among other things, Carrier understands that Gross Exposure includes the value of Travel Costs for goods or services sold to Cardholders who used their Cards to purchase such goods or services with respect to which Carrier has not yet provided such goods or services. Servicer and Carrier may change the Methodology by mutual agreement.

(U.S. Transactions)

(b)	The amount of the Deposit shall be increased or decreased each Business Day, as appropriate, based on the Methodology so that the amount of the Aggregate Protection will at all times equal the Required Amount. Any necessary increases to the Deposit may be made, at Servicer's sole discretion by Member or Servicer withholding as Reserved Funds an amount up to [***] of amounts otherwise payable to Carrier under Section 6.2 of the MTOS until the amount of the Aggregate Protection is at least equal to the Required Amount, or by federal wire transfer of immediately available funds from Carrier to an account designated by Servicer, on the second (2nd) Business Day after Carrier's receipt of notice from Servicer that an increase is required and the amount thereof. If the Servicer agrees to permit increases to the amount of the Deposit by wire transfer and the funds required to increase the amount of the Deposit so that the Aggregate Protection is equal to the Required Amount are not transferred to Servicer as required by this Section 3, Member or Servicer may immediately withhold on a daily basis as Reserved Funds an amount up to [***] of amounts otherwise payable to Carrier under Section 6.2 of the MTOS until the amount of the Aggregate Protection at least equals the Required Amount. Member or Servicer shall remit to Carrier from the Deposit the amount necessary to reduce the amount of the Aggregate Protection to equal the Required Amount on each Business Day in accordance with Section 6.2 of the MTOS.

(c)	The amount of the Deposit to be maintained hereunder may be reduced in accordance with Section 9 of this Exposure Protection Schedule pursuant to which Servicer accepts Letter of Credit in lieu of all or a portion of the Deposit so long as the Aggregate Protection equals the Required Amount.

(d)	Although Servicer has the right at all times to require that the amount of the Aggregate Protection equal the Required Amount, Servicer may, from time to time, in its sole discretion make remittances to Carrier or release portions of any Letter of Credit such that the Aggregate Protection is less than the Required Amount. The duration of any such reduction is within the sole discretion of Servicer. At any time that the amount of the Aggregate Protection is less than the Required Amount Servicer, in its sole discretion, may again require that the amount of the Aggregate Protection equal the Required Amount. Any required increase may be made as provided in Section 3(b) of this Exposure Protection Schedule as determined by Servicer. Any reductions in the amount of the Aggregate Protection as described in this paragraph shall not be deemed a course of dealing nor give rise to any rights by Carrier in the future to require that the amount of the Aggregate Amount be less than the Required Amount.

4.	Control of Deposit
Carrier acknowledges that (i) funds remitted to Member or Servicer by Carrier and (ii) funds paid by Card Associations and held by Member, Servicer or any Secured Party as the Deposit may be commingled with other funds of Member, Servicer or such Secured Party, and further acknowledges that all such funds, and any investment of funds shall be in the name and control of Member, Servicer or such Secured Party, and Carrier shall have no interest in any securities, instruments or other contracts or any interest, dividends or other earnings accruing thereon or in connection therewith. It is the understanding of the Parties that, notwithstanding any other provision of the Agreement to the contrary, (a) the sole obligation of Member or Servicer with respect to the Deposit shall be the obligation to pay to Carrier amounts equal to the amounts attributable to Travel Costs with respect to which Carrier has provided goods or services net of any Obligations owed Carrier to any Secured Party, (b) such obligation to make payment to Carrier is at all times subject to the terms of the Agreement, and (c) such payment shall only be due and payable upon complete and irrevocable fulfillment by Carrier of all of its obligations and duties under the Agreement.

5.	Investment
To the extent permitted by applicable law or regulation, all amounts held as the Deposit will be deemed to earn a yield equal to the Applicable Rate. The amount so earned shall be credited to the Deposit.

(U.S. Transactions)

6.	Right of Offset; Recoupment; Application
At any time that an amount is due Member, Servicer or any other Secured Party from Carrier, and Member, Servicer or such other Secured Party does not obtain payment of such amount due as provided in the Agreement, Member or Servicer (each on behalf of itself and any other Secured Party) shall have the right to apply, recoup or set off any amounts otherwise owed by Member, Servicer or any other Secured Party to Carrier hereunder, including, without limitation, any amounts attributable to the Deposit, to the amount owed by Carrier. Servicer may exercise any such right for its benefit or the benefit of Member or any other Secured Party. Where any application, recoupment or set off requires the conversion of one currency into another, Servicer or Member shall be entitled to effect such conversion in accordance with its prevailing practice and Carrier shall bear all exchange risks, losses, commissions and other bank charges which may thereafter arise.

7.	Retention of Deposit After Cessation of Flight Operations
Notwithstanding any other provision of the Agreement to the contrary, during the period not to exceed [***] months from the earlier of termination of this Agreement or the date upon which Carrier permanently ceases flight operations, Member and Servicer may retain the Deposit and Letters of Credit so that the Aggregate Protection at least equals the Required Amount on each day. As the Required Amount is reduced because Gross Exposure has been reduced in a means acceptable to Servicer, Servicer is obligated to remit sufficient funds from the Deposit and/or return the Letter of Credit to Carrier within two (2) business days of such determination so that the Aggregate Protection does not exceed the Required Amount (except with respect to the Projected Exposure set forth in Section 11). Subject to the foregoing and the eighteen month time frame, Servicer shall continue to hold the Deposit and/or Letters of Credit until Servicer has determined that Carrier has no further Obligations or potential Obligations and Servicer shall be without any obligation to remit funds to Carrier until such time.

8.	Methodology
[***]

9.	Standby Letter of Credit

(a)	The amount of the Aggregate Protection which Servicer or Member may maintain pursuant to this Exposure Protection Schedule shall include the sum of (a) the amount remaining to be drawn upon any valid and outstanding Letter of Credit and (b) the proceeds of any previous draw on a Letter of Credit held by Servicer or Member and not applied. At such time as the Servicer or Member may no longer draw on the Letters of Credit, Servicer may require that the amount of the Deposit plus proceeds of any draw on the Letters of Credit held by Servicer or Member and not applied equal the Required Amount.

(b)	Upon the occurrence of any event that gives rise to Servicer's right under this Agreement to make demand on Carrier for payment to Servicer or Member of any Obligations and after (i) application of all amounts held as part of the Deposit and (ii) application of all amounts that would otherwise be payable to Carrier from Member or Servicer under the Agreement on such date, if any, then the Servicer, at its option, may draw on any Letter of Credit issued for its benefit with respect to the Agreement to pay such Obligations in an amount that does not exceed the sum of (A) the amount the Servicer has a right to demand that the Carrier pay the Servicer or Member under this Agreement on such date plus (B) the amounts the Servicer reasonably believes it will have a right to demand that the Carrier pay the Servicer or Member as Obligations during the following seven day period.

(c)	Notwithstanding anything to the contrary contained in this Section 9 to the contrary, Servicer may draw upon the full amount of a Letter of Credit if sixty (60) days have passed since Servicer delivered written notice to Carrier that the rating of the bank that issued the Letter of Credit has fallen below (A) [***] under the Moody's Investors Service rating system or (B) [***] under the Standard and Poor's rating system, or (C) if ratings from either of those services are unavailable, the equivalent rating of any of the foregoing under any similar rating system.
(U.S. Transactions)

(d)	Notwithstanding anything to the contrary contained in this Section 9 to the contrary, Servicer may draw upon the full amount of a Letter of Credit if (i) five (5) Business Days have passed since the rating of the bank that issued the Letter of Credit has fallen below (A) [***] under the Moody's Investors Service rating system or (B) [***] under the Standard and Poor's rating system, or (C) if ratings from either of those services are unavailable, the equivalent rating of any of the foregoing under any similar rating system, (ii) an Insolvency Proceeding is commenced by or against Carrier or (iii) the Letter of Credit is set to expire within 60 days and Servicer has not received notice of renewal of the Letter of Credit or an replacement letter of credit acceptable as to form and issuer in the sole discretion of Servicer.

(e)	Carrier acknowledges that subject to its right to receive payments under this Agreement, it has no interest in any proceeds of any draw on any Letter of Credit issued for the benefit of Servicer or Member and that upon any valid draw on any Letter of Credit, Servicer or Member shall be entitled to hold the proceeds thereof for payment of the Obligations under the Agreement and apply such proceeds in payment thereof as and when Servicer reasonably deems appropriate, subject to the provisions of Section 7 of this Exposure Protection Schedule. Neither Servicer nor Member shall have any obligation to remit to any Person any excess proceeds of any draw on any Letter of Credit until expiration of the period specified in Section 7 of this Exposure Protection Schedule. In the event of any dispute between Carrier and the issuer of a Letter of Credit or any subrogee thereof, or any other Person with respect to entitlement to any proceeds of a Letter of Credit, Servicer or Member may retain all such proceeds until final resolution of such dispute by a court of competent jurisdiction, subject to the right of Servicer or Member to retain and apply proceeds in payment of the Obligations. In the event that Servicer or Member draws on a Letter of Credit and holds the proceeds thereof at a time when Carrier is conducting normal flight operations, Servicer or Member, at its option, may include such proceeds in its calculation of coverage for the Required Amount and remittances to Carrier may be made in accordance with Section 2 of this Exposure Protection Schedule as if the proceeds were part of the Deposit. Carrier further agrees that at Servicer's option, any excess proceeds of a Letter of Credit, as determined by Servicer in good faith after taking into account all obligations of the Carrier to the Secured Parties, may be remitted to the issuer of a Letter of Credit, or if the issuer has been reimbursed in full for all amounts owed to it on account of the draw on the Letter of Credit, to the account party thereof.

10.	Fare Club Exposure

(a)	Notwithstanding anything to the contrary contained in the Letters dated on or about February 10, 2010 or June 13, 2011, the "Fare Club Exposure," as determined in accordance with this Section 10 shall be added to the calculation of Gross Exposure at all times; provided, however, the amount of the Fare Club Exposure will only be modified as of the last Business Day of each month.

(b)	Within 10 days of the end of each month, Carrier shall provide Servicer with a report of its Fare Club membership sales for the preceding month made through the use of a Card (the "Fare Club Sales Report").

(c)	At the conclusion of each six month period, Servicer shall complete a reconciliation between the actual Fare Club Exposure then held and the actual exposure based upon the Fare Club Sales Reports (the "Reconciled Exposure"). The actual exposure for determining the Reconciled Exposure shall be determined by taking the fare club sales for any particular month and reducing such amount by [***] of the original monthly sale amount in each month after such sale until the amount reaches zero, with the first [***] reduction occurring in the month the fare club sale occurs (the "Exposure Reduction Methodology"). Based upon such reconciliation, the amount of Fare Club Exposure will modified to be equal to the Reconciled Exposure.

(U.S. Transactions)
10

(d)	During each successive six month period, the Fare Club Exposure will be determined by (i) using the most recent Reconciled Exposure and reducing such amount in each successive month in accordance with the Exposure Reduction Methodology and (ii) adding to the Fare Club Exposure each month an amount equal to the average monthly amount of fare club sales as determined by the most recent six Fare Club Sales Reports, but subtracting from the Fare Club Exposure an amount determined by applying the Exposure Reduction Methodology in succeeding months to the amounts added to the Fare Club Exposure.

(e)	Servicer reserves the right to modify the Fare Club Exposure to the extent that Carrier sells fare club memberships with a term longer than one year. Carrier may request that Servicer adjust the calculation of Fare Club Exposure if at any time more the 40% of the fare club memberships then outstanding, when originally sold, were for terms materially shorter than one year.

11.	Deposit Upon Termination of the Agreement.
In the event that any Party gives notice to the other Party of termination of the Agreement or non-renewal, or in the absence of a notice, the Agreement is terminated or a Party attempts to terminate the Agreement, and at such time the Aggregate Protection maintained is less than 100% of Gross Exposure, Servicer may make a reasonable determination based upon historical information with respect to Carrier of Chargebacks and other obligations of Carrier under the Agreement that may arise or be asserted from and after such date ("Projected Exposure"). If the amount of Projected Exposure plus the then applicable Required Amount exceeds the amount of the Aggregate Protection then held or posted, Servicer may, in its sole discretion, demand that Carrier, and Carrier shall upon such demand, immediately remit to Servicer in immediately available funds for Servicer to hold as part of the Aggregate Protection an amount sufficient to cause the amount of the Aggregate Protection to equal Projected Exposure plus the then applicable Required Amount. Upon failure by Carrier to remit such funds by the close of business on the first Business Day after any such demand is made, Servicer in its sole discretion may withhold as Reserved Funds an amount up to [***] of amounts otherwise payable to Carrier under Section 6.2 of the MTOS until the amount of the Aggregate Protection is at least equal to Projected Exposure plus the then applicable Required Amount. Servicer may retain the Aggregate Protection pursuant to the provisions of Section 7 of this Exposure Protection Schedule, except that during such period (i) the amount of the Aggregate Protection shall equal Projected Exposure plus the then applicable Required Amount and (ii) payments shall be remitted to Carrier on each Business Day in the amount by which the amount of the Aggregate Protection exceeds the sum of the Projected Exposure and the then applicable Required Amount. Upon and after the occurrence of an event that would cause the Required Amount to increase, even if the same shall occur after termination or non-renewal, the amount of the Aggregate Protection shall not be less than the new Required Amount plus the Projected Exposure. The provisions of Section 3 of this Exposure Protection Schedule with respect to increases to the Aggregate Protection shall apply in any such circumstance.

12.	Compliance Certificate and Monthly Unrestricted Cash Report
Carrier shall furnish Servicer, as soon as practicable, and in any event no later than [***] days after the end of each fiscal quarter, (i) a compliance certificate in the form attached hereto as Attachment 1, and (ii) the quarterly unaudited consolidating financial statements of Carrier. Carrier shall also, promptly upon Servicer's reasonable request for the same, provide any additional financial information requested by Servicer. The compliance certificate shall be signed by the chief financial officer, controller, or an authorized officer of Carrier reasonably acceptable to Servicer.
As soon as available, and in any event within [***] days after the end of each fiscal month, Carrier shall provide Servicer with (i) its unaudited financial statements and (ii) a report, which may be in the form of an electronic mail transmission, of the Cash to Cash Expense Percentage. Upon delivery of each such report, Carrier shall be deemed to have certified to Servicer that all information in such report is true and correct in all material respects as of the date of such report.

(U.S. Transactions)

ATTACHMENT 1 TO
EXPOSURE PROTECTION SCHEDULE
QUARTERLY COMPLIANCE CERTIFICATE
This Compliance Certificate is being submitted pursuant to Section 12 of the Amended and Restated Exposure Protection Schedule to the Signatory Agreement dated as of May 21, 2009 by and among Spirit Airlines, Inc. ("Carrier") and U.S. Bank National Association, as "Member" and "Servicer (as amended, together with the Master Terms of Service incorporated therein and all Schedules, Exhibits and other attachments to the Signatory Agreement and the Master Terms of Service, this or the "Agreement") for the fiscal quarter ending , 20 . The undersigned, being the [insert title] of Carrier, hereby certifies, with respect to all of the following, and [insert title] of Carrier hereby certifies with respect to paragraphs 6 and 7 below, that, to the best of his/her knowledge after reasonable investigation as of the date of this Certificate, the following information is true and correct and was compiled from the books and records of Carrier, as applicable, in accordance with the terms of the Agreement.
1. [***]
2. [***]
3. [***]
4. [***]
5. [***]
6. [***]
7. The financial statements delivered herewith present fairly the financial condition of Carrier and the same have been prepared in accordance with GAAP, except, with respect to unaudited financial statements, for the absence of footnotes and subject to year-end adjustments.
8. Carrier is in compliance with all statutes and regulations applicable to it, except noncompliance that could not reasonably be expected to have a material adverse effect on the financial condition or business operations of Carrier.
9. All representations and warranties of Carrier in the Agreement and all certifications made by it with respect to the Agreement, and all representations, warranties and certifications made by Carrier with respect to its financial information provided to Servicer, are true and correct in all material respects as of the date hereof, including any representations, warranties or certifications deemed to have been made by Carrier with respect to monthly reports of [***].

All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Exposure Protection Schedule to the Agreement.
Dated: ,

SPIRIT AIRLINES, INC.

By

Name:

Title: